Exhibit 99.1

TRIQUINT SEMICONDUCTOR AND INFINEON TECHNOLOGIES TO CO-OPERATE IN NEXT
GENERATION RADIO FREQUENCY TECHNOLOGY AND SYSTEM DESIGN FOR 3G SYSTEMS

TRIQUINT TO ACQUIRE THE GALLIUM ARSENIDE SEMICONDUCTOR BUSINESS OF INFINEON

HILLSBORO, OREGON and MUNICH, GERMANY April 29, 2002 —TriQuint Semiconductor, Inc., (Nasdaq/FSE: TQNT) and Infineon Technologies AG, Munich (FSE/NYSE: IFX) today announced that the two companies will partner and join forces to revolutionize radio designs for wireless phones and devices. The two companies entered into a partnership to develop and produce highly integrated radio frequency, RF, components and modules for customized wireless system solutions.

An initial step of this cooperation is the acquisition of Infineon’s gallium arsenide, (GaAs), semiconductor business by TriQuint Semiconductor, Inc with a scheduled acquisition closing on July 1, 2002, subject to regulatory approval and customary closing conditions. The transaction includes development and marketing activities with approximately 80 former Infineon employees. In the fiscal year ending September 30, 2001, Infineon’s GaAs activities had a total revenue of approximately €35 million.

Through the cooperation with TriQuint Semiconductor Inc., a leading supplier in this market, Infineon strengthens the market position of its GaAs product portfolio for customized solutions and assures an improved cost position and economy of scale.

For TriQuint, this partnership provides access to Infineon’s technologies and system solution platform, and will strengthen its European presence. TriQuint will not acquire the manufacturing operations, but rather enter into an interim supply agreement with Infineon while the process is being transferred to TriQuint’s Oregon operation. Infineon’s GaAs business will report to TriQuint’s Wireless Modules and Worldwide Sales business unit.

Jointly, both companies will benefit through this cooperation by concentrating resources to provide more cost effective, higher integrated, higher performance front-end RF solutions for future wireless phones and devices.

“This transfer of our GaAs products and capabilities in combination with our cooperation roadmap positions us as the leading player in the radio solution technology, a key component for future mobile wireless devices” says Ulrich Hamann, CEO of Wireless Solutions Business Group at Infineon Technologies. “We are pleased to have TriQuint as a partner.”

Steven J. Sharp, Chairman, President and CEO of TriQuint, stated “This partnership with Infineon gives TriQuint access to Infineon’s broad product technology, its customers, a strong European presence, approximately 80 highly skilled employees, and access to the Infineon wireless systems house architecture for future wireless phones. We believe that this is the beginning of a highly successful cooperation with an outstanding partner.”

Conference Call:
TriQuint will host a conference call with the investment community at 7:00 a.m. PDT (10:00 a.m. EDT) today, Monday, April 29, 2002, to discuss this relationship. The call can be heard via webcast accessed through the Investor Relations section of TriQuint’s web site: www.tqs.com, or through www.Vcall.com. The webcast will be archived on the TriQuint web site, along with a transcript of the call.

About TriQuint:
TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance components for communications applications. The company strives for diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, optical networks, broadband and microwave equipment, and aerospace and defense with a specific focus on RF, analog and mixed signal applications. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, indium phosphide, silicon germanium, and surface acoustic wave (SAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, a production plant in Costa Rica, and design centers in Massachusetts and Taiwan. All manufacturing and production facilities are certified to the ISO9001 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at (503) 615-9000 (fax (503) 615-8900). Visit the TriQuint web-site at http://www.tqs.com.

About Infineon:
Infineon Technologies AG, Munich, Germany, offers semiconductor and system solutions for applications in the wired and wireless communications markets, for security systems and smartcards, for the automotive and industrial sectors, as well as memory products. With a global presence, Infineon operates in the US from San Jose, CA, in the Asia-Pacific region from Singapore and in Japan from Tokyo. In the fiscal year 2001 (ending September), the company achieved sales of Euro 5.67 billion with about 33,800 employees worldwide. Infineon is listed on the DAX index of the Frankfurt Stock Exchange and on the New York Stock Exchange (ticker symbol: IFX). Further information is available at www.infineon.com.

Forward Looking Statements:
This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the each Company’s plans, objectives, expectations and intentions involve risks and uncertainties. A number of factors affect each companies operating results and could cause the Company’s actual future results to differ materially from any results indicated in this press release or in any other forward-looking statements made by, or on behalf of each company, including those related to its respective markets, the demand for semiconductors for certain applications such as optical networks and wireless communications, the demand for products utilizing SAW technology, and performance of its manufacturing facilities. Each company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including the Company’s performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and Infineon’s Form 20-F, and other filings with the Securities and Exchange Commission. These reports can also be accessed at the SEC web site, www.sec.gov.

The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statement containing such words as “believes,” “expects,” “plans,” “projects,” “intends,” “estimates,” “anticipates,” or similar terms are considered to contain uncertainty and are forward-looking statements. A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the list to be a complete statement of all potential risks and uncertainties. We do not assume the obligation to update any forward-looking statements.

Ray Link VP Finance & Admin., CFO TriQuint Semiconductor Inc. Tel: (503) 615-9435 Fax: (503) 615-8904 rlink@tqs.com	Heidi A. Flannery Investor Relations Counsel Fi.Comm Tel: (503) 203-8808 Fax: (503) 203-6833 heidi.flannery@ficomm.com

Katja Schlendorf Corporate Media Relations Infineon Technologies Tel: 49 89 234-26555 Fax: 49 89 234-28482 katja.schlendorf@infineon.com	Matthias Poth Investor Relations Infineon Technologies Tel: 49 89 234-26153 Fax: 49 89 234-26155 investor.relations@infineon.com

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